EXHIBIT 99.1
Press Release

Clean Harbors Announces Third-Quarter 2022 Financial Results

•Reports Q3 Revenue Growth of 43% to $1.36 Billion, Driven by Strong Demand for Services and Addition of HydroChemPSC
•Delivers Q3 Net Income of $135.8 Million, EPS of $2.50 and Adjusted EPS of $2.43
•Achieves Q3 Adjusted EBITDA Growth of 67% to $308.6 Million
•Revises 2022 Adjusted EBITDA and Adjusted Free Cash Flow Guidance
•Announces CEO Succession Plan in Separate News Release Today

NORWELL, Mass. – November 2, 2022 – Clean Harbors, Inc. (“Clean Harbors”) (NYSE: CLH), the leading provider of environmental and industrial services throughout North America, today announced financial results for the third quarter ended September 30, 2022.
“In the third quarter, favorable market dynamics combined with the quality of our offerings drove continued broad-based demand for our comprehensive suite of environmental services and sustainable products,” said Alan S. McKim, Chairman, President and Chief Executive Officer. “We extended our strong 2022 performance with a revenue increase of 43%, growth in Adjusted EBITDA of 67% and a corresponding improvement in Adjusted EBITDA margins of 310 basis points to 22.6%. Our positive results were driven by profitable growth contributions from both of our operating segments. Most importantly, our safety performance in the quarter and year to date was the best in our history with a Total Recordable Incident Rate (TRIR) of just 0.74 through nine months – far below our annual goal of less than 1.0.”
Third-Quarter Results
Revenues increased 43% to $1.36 billion from $951.5 million in the same period of 2021. Income from operations nearly doubled to $209.1 million from $104.8 million in the third quarter of 2021.
Net income was $135.8 million, or $2.50 per diluted share. This compared with net income of $65.4 million, or $1.20 per diluted share, for the same period in 2021. Adjusted for certain items in both periods, adjusted net income was $132.4 million, or $2.43 per diluted share, for the third quarter of 2022, compared with adjusted net income of $62.2 million, or $1.14 per diluted share, for the same period of 2021. (See reconciliation tables below).
Adjusted EBITDA (see description below) increased 67% to $308.6 million from $185.1 million in the same period of 2021.
Q3 2022 Segment Review
“Environmental Services (ES) revenues increased 46% year-over-year, and Adjusted EBITDA in the segment rose 57%. Our profitable growth was driven by the October 2021 acquisition of HydroChemPSC (HPC), robust
Clean Harbors • 42 Longwater Drive • PO Box 9149 • Norwell, Massachusetts 02061-9149 • 800.282.0058 • www.cleanharbors.com volumes of high-value waste streams, pricing initiatives to combat inflation and strong utilization of people and equipment across all our service businesses,” McKim said. “Utilization of our incinerator network was a healthy 86% in the quarter, up from 82% a year ago. Average incineration pricing rose 10% from a year ago, reflecting price increases and the impact of higher-value waste streams. Landfill volumes increased 38% as we continued to capture more remediation and waste projects. On the strength of sizeable summer activity, our Industrial Services business performed well in the quarter. Safety-Kleen Environmental revenue grew 23% as its core service offerings remained in demand, particularly in the automotive service vertical. Field Services delivered a 29% increase in revenue through the addition of HPC’s utilities business and a variety of local emergency response projects throughout our network. In addition to higher revenue, ES also benefitted from cost-control initiatives and operational efficiencies, resulting in segment EBITDA margin improving 170 basis points from a year ago.
“Safety-Kleen Sustainability Solutions (SKSS) delivered record quarterly results as revenues grew 34% in the third quarter, and Adjusted EBITDA climbed 46% from a year ago,” McKim said. “Demand for our base oil was high in Q3 and our network of re-refineries ran well, including the new Georgia plant we acquired in June. We also achieved growth across all of our recycling services offered in this segment including oil filter collection and antifreeze recycling. Waste oil collections remained strong at 62 million gallons. Since its formation less than two years ago, our SKSS team has proven adept at actively managing the front end of our re-refining spread to maximize profitability. The SKSS segment achieved its record performance in the quarter despite the fact that our blended volumes were severely limited by supply chain disruptions resulting from an industrywide additive shortage. The additive industry is beginning to recover, and we expect our blended volumes to increase in 2023 as that remains part of our long-term growth strategy for this segment.”
Business Outlook and Financial Guidance
“Looking ahead, we expect to close out 2022 with a strong fourth-quarter performance,” McKim said. “Within Environmental Services, we continue to see a record backlog of waste and healthy demand for our network of disposal and recycling assets. We anticipate a solid finish to the year through a combination of base business and project work. Our service businesses are all entering the final quarter of the year with good momentum. We are continuing to hire as rapidly as possible across our Environmental Services segment to facilitate additional growth while also reducing our third-party spend.
“Within SKSS, the record results we are achieving this year demonstrate how well we are managing both ends of our re-refining spread,” McKim said. “We are seeing growing interest in our sustainable products, including our recently launched KLEEN+ brand, as customers seek ESG friendly solutions. We are confident that the inherent value of our base oil will increase in the years ahead. On the front end of our re-refining spread, we are continuing to collect the volumes needed for our plants at better rates due to the long-term market impact of IMO 2020, the internal changes we made to the organization, and continuous improvements in our systems and transportation.
“Given our year-to-date performance, we are raising our annual Adjusted EBITDA guidance to more than $1 billion, which reflects the acceleration of demand for our environmentally focused services and products. Our
Clean Harbors • 42 Longwater Drive • PO Box 9149 • Norwell, Massachusetts 02061-9149 • 800.282.0058 • www.cleanharbors.com revenue is growing more rapidly than we had expected, which is driving higher than anticipated working capital needs. In addition, we are carrying a higher level of critical inventories to ensure we stay ahead of global supply chain shortages. Therefore, we are reducing our adjusted free cash flow guidance to reflect the timing of working capital from those two factors. With the ongoing backdrop of high inflation and interest rate hikes, we are continuing to execute on our strategies for pricing, cost mitigation and operational efficiencies to drive further margin improvement. We anticipate leveraging the strengths of both operating segments to achieve record top- and bottom-line results in 2022,” McKim concluded.
Based on its year-to-date performance and current market conditions, Clean Harbors is revising its 2022 Adjusted EBITDA and adjusted free cash flow guidance. For the year, the Company now expects:
•Adjusted EBITDA in the range of $1.010 billion to $1.030 billion, or a midpoint of $1.020 billion. This range is based on anticipated GAAP net income in the range of $387 million to $410 million; and
•Adjusted free cash flow in the range of $260 million to $290 million, or a midpoint of $275 million. This range is based on anticipated net cash from operating activities in the range of $585 million to $635 million.
Non-GAAP Results
Clean Harbors reports Adjusted EBITDA, which is a non-GAAP financial measure and should not be considered as an alternative to net income or other measurements under generally accepted accounting principles (GAAP), but viewed only as a supplement to those measurements. Adjusted EBITDA is not calculated identically by all companies, and therefore the Company’s measurement of Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. Clean Harbors believes that Adjusted EBITDA provides additional useful information to investors since the Company’s loan covenants are based upon levels of Adjusted EBITDA achieved and management routinely evaluates the performance of its businesses based upon levels of Adjusted EBITDA. The Company defines Adjusted EBITDA in accordance with its existing revolving credit agreement, as described in the following reconciliation showing the differences between reported net income and Adjusted EBITDA for the three and nine months ended September 30, 2022 and 2021 (in thousands, except percentages):

	For the Three Months Ended		For the Nine Months Ended
	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Net income	$135,799	$65,443	$329,270	$154,254
Accretion of environmental liabilities	3,246	2,799	9,599	8,625
Stock-based compensation	7,828	6,001	20,375	12,786
Depreciation and amortization	88,394	71,451	260,560	215,206
Other (income) expense, net	(104)	(199)	(2,073)	2,509
Gain on sale of business	—	—	(8,864)	—
Interest expense, net of interest income	28,081	17,984	79,354	53,953
Provision for income taxes	45,311	21,605	109,663	54,973
Adjusted EBITDA	$308,555	$185,084	$797,884	$502,306
Adjusted EBITDA Margin	22.6%	19.5%	20.5%	18.7%
Clean Harbors • 42 Longwater Drive • PO Box 9149 • Norwell, Massachusetts 02061-9149 • 800.282.0058 • www.cleanharbors.com

This press release includes a discussion of net income and earnings per share adjusted for the impacts of tax-related valuation allowances and other items as identified in the reconciliations provided below. The Company believes that discussion of these additional non-GAAP measures provides investors with meaningful comparisons of current results to prior periods’ results by excluding items that the Company does not believe reflect its fundamental business performance. The following shows the difference between net income and adjusted net income, and the difference between earnings per share and adjusted earnings per share, for the three and nine months ended September 30, 2022 and 2021 (in thousands, except per share amounts):

	For the Three Months Ended		For the Nine Months Ended
	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Adjusted net income
Net income	$135,799	$65,443	$329,270	$154,254
Gain on sale of business	—	—	(8,864)	—
Tax-related valuation allowances and other	(3,399)	(3,228)	(9,494)	(3,221)
Adjusted net income	$132,400	$62,215	$310,912	$151,033

Adjusted earnings per share
Earnings per share	$2.50	$1.20	$6.04	$2.81
Gain on sale of business	—	—	(0.16)	—
Tax-related valuation allowances and other	(0.07)	(0.06)	(0.18)	(0.06)
Adjusted earnings per share	$2.43	$1.14	$5.70	$2.75

Adjusted Free Cash Flow Reconciliation
Clean Harbors reports adjusted free cash flow, which it considers to be a measurement of liquidity that provides useful information to investors about its ability to generate cash. The Company defines adjusted free cash flow as net cash from operating activities excluding cash impacts of items derived from non-operating activities, less additions to property, plant and equipment plus proceeds from sale and disposal of fixed assets. The Company excludes cash impacts of items derived from non-operating activities such as taxes paid in connection with divestitures. Adjusted free cash flow should not be considered an alternative to net cash from operating activities or other measurements under GAAP. Adjusted free cash flow is not calculated identically by all companies, and therefore the Company’s measurement of adjusted free cash flow may not be comparable to similarly titled measures reported by other companies.
An itemized reconciliation between net cash from operating activities and adjusted free cash flow is as follows for the three and nine months ended September 30, 2022 and 2021 (in thousands):
Clean Harbors • 42 Longwater Drive • PO Box 9149 • Norwell, Massachusetts 02061-9149 • 800.282.0058 • www.cleanharbors.com

	For the Three Months Ended		For the Nine Months Ended
	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Adjusted free cash flow
Net cash from operating activities	$225,572	$102,794	$357,542	$368,226
Additions to property, plant and equipment	(96,505)	(54,666)	(244,547)	(146,654)
Proceeds from sale and disposal of fixed assets	2,095	12,945	5,118	16,424
Adjusted free cash flow	$131,162	$61,073	$118,113	$237,996
Adjusted EBITDA Guidance Reconciliation
An itemized reconciliation between projected GAAP net income and projected Adjusted EBITDA is as follows (in millions):

	For the Year Ending December 31, 2022
Projected GAAP net income	$387	to	$410
Adjustments:
Accretion of environmental liabilities	13	to	12
Stock-based compensation	26	to	29
Depreciation and amortization	345	to	335
Gain on sale of business	(9)	to	(9)
Interest expense, net	115	to	113
Provision for income taxes	133	to	140
Projected Adjusted EBITDA	$1,010	to	$1,030
Adjusted Free Cash Flow Guidance Reconciliation
An itemized reconciliation between projected net cash from operating activities and projected adjusted free cash flow is as follows (in millions):

	For the Year Ending December 31, 2022
Projected net cash from operating activities	$585	to	$635
Additions to property, plant and equipment	(330)	to	(350)
Proceeds from sale and disposal of fixed assets	5	to	5
Projected adjusted free cash flow	$260	to	$290
Conference Call Information
Clean Harbors will conduct a conference call for investors today at 9:00 a.m. (ET) to discuss the information contained in this press release. During the call, management will discuss Clean Harbors’ financial results, business outlook and growth strategy. Investors who wish to listen to the webcast and view the accompanying slides should visit the Investor Relations section of the Company’s website at www.cleanharbors.com. The live call also can be accessed by dialing 201.689.8881 or 877.709.8155 prior to the start time. If you are unable to listen to the live conference call, the webcast will be archived on the Company’s website.
Clean Harbors • 42 Longwater Drive • PO Box 9149 • Norwell, Massachusetts 02061-9149 • 800.282.0058 • www.cleanharbors.com

About Clean Harbors
Clean Harbors (NYSE: CLH) is North America’s leading provider of environmental and industrial services. The Company serves a diverse customer base, including a majority of Fortune 500 companies. Its customer base spans a number of industries, including chemical, energy and manufacturing, as well as numerous government agencies. These customers rely on Clean Harbors to deliver a broad range of services such as end-to-end hazardous waste management, emergency spill response, industrial cleaning and maintenance, and recycling services. Through its Safety-Kleen subsidiary, Clean Harbors also is North America’s largest re-refiner and recycler of used oil and a leading provider of parts washers and environmental services to commercial, industrial and automotive customers. Founded in 1980 and based in Massachusetts, Clean Harbors operates in the United States, Canada, Mexico, Puerto Rico and India. For more information, visit www.cleanharbors.com.
Safe Harbor Statement
Any statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are generally identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans to,” “seeks,” “should,” “estimates,” “projects,” “may,” “likely,” or similar expressions. Such statements may include, but are not limited to, statements about future financial and operating results, and other statements that are not historical facts. Such statements are based upon the beliefs and expectations of Clean Harbors’ management as of this date only and are subject to certain risks and uncertainties that could cause actual results to differ materially, including, without limitation, those items identified as “Risk Factors” in Clean Harbors’ most recently filed Form 10-K and Form 10-Q. Forward-looking statements are neither historical facts nor assurances of future performance. Therefore, readers are cautioned not to place undue reliance on these forward-looking statements. Clean Harbors undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements other than through its filings with the Securities and Exchange Commission, which may be viewed in the “Investors” section of Clean Harbors’ website at www.cleanharbors.com.
Contacts:

Michael L. Battles	Jim Buckley
EVP and Chief Financial Officer	SVP Investor Relations
Clean Harbors, Inc.	Clean Harbors, Inc.
781.792.5100	781.792.5100
InvestorRelations@cleanharbors.com	Buckley.James@cleanharbors.com

Clean Harbors • 42 Longwater Drive • PO Box 9149 • Norwell, Massachusetts 02061-9149 • 800.282.0058 • www.cleanharbors.com

CLEAN HARBORS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	For the Three Months Ended		For the Nine Months Ended
	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Revenues	$1,363,086	$951,479	$3,888,507	$2,686,085
Cost of revenues: (exclusive of items shown separately below)	910,648	639,232	2,652,506	1,817,654
Selling, general and administrative expenses	151,711	133,164	458,492	378,911
Accretion of environmental liabilities	3,246	2,799	9,599	8,625
Depreciation and amortization	88,394	71,451	260,560	215,206
Income from operations	209,087	104,833	507,350	265,689
Other income (expense), net	104	199	2,073	(2,509)
Gain on sale of business	—	—	8,864	—
Interest expense, net	(28,081)	(17,984)	(79,354)	(53,953)
Income before provision for income taxes	181,110	87,048	438,933	209,227
Provision for income taxes	45,311	21,605	109,663	54,973
Net income	$135,799	$65,443	$329,270	$154,254
Earnings per share:
Basic	$2.51	$1.20	$6.07	$2.83
Diluted	$2.50	$1.20	$6.04	$2.81
Shares used to compute earnings per share - Basic	54,111	54,411	54,278	54,553
Shares used to compute earnings per share - Diluted	54,381	54,707	54,542	54,862

Clean Harbors • 42 Longwater Drive • PO Box 9149 • Norwell, Massachusetts 02061-9149 • 800.282.0058 • www.cleanharbors.com

CLEAN HARBORS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30, 2022	December 31, 2021
Current assets:
Cash and cash equivalents	$449,023	$452,575
Short-term marketable securities	65,034	81,724
Accounts receivable, net	1,026,226	792,734
Unbilled accounts receivable	134,742	94,963
Inventories and supplies	294,220	250,692
Prepaid expenses and other current assets	71,846	68,483
Total current assets	2,041,091	1,741,171
Property, plant and equipment, net	1,923,675	1,863,175
Other assets:
Operating lease right-of-use assets	161,668	161,797
Goodwill	1,246,327	1,227,042
Permits and other intangibles, net	621,834	644,912
Other	78,032	15,602
Total other assets	2,107,861	2,049,353
Total assets	$6,072,627	$5,653,699

Current liabilities:
Current portion of long-term debt	$17,535	$17,535
Accounts payable	416,913	359,866
Deferred revenue	93,425	83,749
Accrued expenses and other current liabilities	405,257	391,414
Current portion of closure, post-closure and remedial liabilities	36,904	25,136
Current portion of operating lease liabilities	47,879	47,614
Total current liabilities	1,017,913	925,314
Other liabilities:
Closure and post-closure liabilities, less current portion	89,399	87,088
Remedial liabilities, less current portion	97,737	98,752
Long-term debt, less current portion	2,507,946	2,517,024
Operating lease liabilities, less current portion	116,607	117,991
Deferred tax liabilities	326,842	314,853
Other long-term liabilities	78,602	78,790
Total other liabilities	3,217,133	3,214,498
Total stockholders’ equity, net	1,837,581	1,513,887
Total liabilities and stockholders’ equity	$6,072,627	$5,653,699
Clean Harbors • 42 Longwater Drive • PO Box 9149 • Norwell, Massachusetts 02061-9149 • 800.282.0058 • www.cleanharbors.com

CLEAN HARBORS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	For the Nine Months Ended
	September 30, 2022	September 30, 2021
Cash flows from operating activities:
Net income	$329,270	$154,254
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	260,560	215,206
Allowance for doubtful accounts	6,684	7,186
Amortization of deferred financing costs and debt discount	4,734	2,718
Accretion of environmental liabilities	9,599	8,625
Changes in environmental liability estimates	2,105	341
Deferred income taxes	2,226	5,202
Other (income) expense, net	(2,073)	2,509
Stock-based compensation	20,375	12,786
Gain on sale of business	(8,864)	—
Environmental expenditures	(9,720)	(12,223)
Changes in assets and liabilities, net of acquisitions:
Accounts receivable and unbilled accounts receivable	(293,562)	(113,601)
Inventories and supplies	(44,324)	(12,882)
Other current and non-current assets	(12,600)	(10,785)
Accounts payable	52,979	86,974
Other current and long-term liabilities	40,153	21,916
Net cash from operating activities	357,542	368,226
Cash flows used in investing activities:
Additions to property, plant and equipment	(244,547)	(146,654)
Proceeds from sale and disposal of fixed assets	5,118	16,424
Acquisitions, net of cash acquired	(73,568)	(22,819)
Proceeds from sale of business, net of transaction costs	16,811	—
Additions to intangible assets including costs to obtain or renew permits	(1,094)	(2,659)
Proceeds from sale of available-for-sale securities	51,736	83,226
Purchases of available-for-sale securities	(36,418)	(96,785)
Net cash used in investing activities	(281,962)	(169,267)
Cash flows used in financing activities:
Change in uncashed checks	887	(4,323)
Tax payments related to withholdings on vested restricted stock	(6,214)	(7,383)
Repurchases of common stock	(44,182)	(48,409)
Deferred financing costs paid	(410)	(150)
Payments on finance leases	(9,538)	(5,845)
Principal payments on debt	(13,152)	(5,652)
Net cash used in financing activities	(72,609)	(71,762)
Effect of exchange rate change on cash	(6,523)	365
(Decrease) increase in cash and cash equivalents	(3,552)	127,562
Cash and cash equivalents, beginning of period	452,575	519,101
Cash and cash equivalents, end of period	$449,023	$646,663

Clean Harbors • 42 Longwater Drive • PO Box 9149 • Norwell, Massachusetts 02061-9149 • 800.282.0058 • www.cleanharbors.com

Supplemental information:
Cash payments for interest and income taxes:
Interest paid	$86,407	$61,807
Income taxes paid, net of refunds	53,183	48,202
Non-cash investing activities:
Property, plant and equipment accrued	23,726	11,561
Remedial liability assumed in acquisition of property, plant and equipment	8,092	—
ROU assets obtained in exchange for operating lease liabilities	39,899	18,528
ROU assets obtained in exchange for finance lease liabilities	11,263	18,704

Supplemental Segment Data (in thousands)

	For the Three Months Ended
Revenue	September 30, 2022			September 30, 2021
	Third-party revenues	Intersegment revenues, net	Direct revenues	Third-party revenues	Intersegment revenues, net	Direct revenues
Environmental Services	$1,080,032	$6,452	$1,086,484	$743,831	$1,802	$745,633
Safety-Kleen Sustainability Solutions	282,771	(6,452)	276,319	207,589	(1,802)	205,787
Corporate Items	283	—	283	59	—	59
Total	$1,363,086	$—	$1,363,086	$951,479	$—	$951,479

	For the Nine Months Ended
Revenue	September 30, 2022			September 30, 2021
	Third-party revenues	Intersegment revenues, net	Direct Revenues	Third-party revenues	Intersegment revenues, net	Direct revenues
Environmental Services	$3,105,336	$19,336	$3,124,672	$2,119,856	$4,476	$2,124,332
Safety-Kleen Sustainability Solutions	782,737	(19,336)	763,401	566,012	(4,476)	561,536
Corporate Items	434	—	434	217	—	217
Total	$3,888,507	$—	$3,888,507	$2,686,085	$—	$2,686,085

	For the Three Months Ended		For the Nine Months Ended
Adjusted EBITDA	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Environmental Services	$260,687	$166,471	$713,630	$482,766
Safety-Kleen Sustainability Solutions	103,156	70,810	252,043	165,756
Corporate Items	(55,288)	(52,197)	(167,789)	(146,216)
Total	$308,555	$185,084	$797,884	$502,306

Clean Harbors • 42 Longwater Drive • PO Box 9149 • Norwell, Massachusetts 02061-9149 • 800.282.0058 • www.cleanharbors.com